EXHIBIT 10.3

SECOND AMENDMENT TO THE

1990 PERFORMANCE EQUITY PLAN

THIS SECOND AMENDMENT to the 1990 Performance Equity Plan of College Television Network, Inc. (the “Company”) (formerly known as Laser Video Network, Inc.), a Delaware corporation, (this “Amendment”) is made effective as of the 13th day of May, 1999 (the “Effective Date”).  All capitalized terms in this Amendment have the meaning ascribed to such terms in the 1990 Performance Equity Plan (the “Plan”), unless otherwise stated herein.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company desires to amend the Plan to adjust the exercise price of options granted thereunder.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the Plan is hereby amended as follows:

1.             Section 5.2 (a) of the Plan is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

(a).  Exercise Price.  The exercise price per share shall be determined by the Committee in its sole discretion; provided, however, that if it is the intent of the Committee to issue an incentive stock option that satisfies the requirements of §422 of the Internal Revenue Code of 1986, as amended, the option exercise price shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted.

2.             Except as specifically amended by this Amendment, the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the Effective Date.

COLLEGE TELEVISION NETWORK, INC.

		By:	/s/ Patrick Doran
Patrick Doran
Chief Financial Officer
ATTEST:

By:	/s/ Patrick Doran
Patrick Doran, Secretary